_____________________
                                                     |    OMB APPROVAL     |
                                                     |_____________________|
                                                     |OMB NUMBER: 3235-0167|
                     UNITED STATES                   |EXPIRES:             |
          SECURITIES AND EXCHANGE COMMISSION         |   SEPTEMBER 30, 1998|
                Washington, D.C.  20549              |ESTIMATED AVERAGE    |
                                                     |BURDEN HOURS         |
                        FORM 15                      |PER RESPONSE ...1.50 |
                                                     |_____________________|


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934.

                                                             0-24276
                                    Commission File Number _________________


                       FPA Medical Management Inc.
  ______________________________________________________________________
         (Exact name of registrant as specified in its charter)

       5835 Blue Lagoon Dr., Suite 401, Miami, Florida (305) 477-1877
  _______________________________________________________________________
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                              Common Stock
  _______________________________________________________________________
          (Title of each class of securities covered by this Form)

                                 None
   ______________________________________________________________________
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    (x)           Rule 12h-3(b)(1)(i)    ( )
        Rule 12g-4(a)(1)(ii)   ( )           Rule 12h-3(b)(1)(ii)   ( )
        Rule 12g-4(a)(2)(i)    ( )           Rule 12h-3(b)(2)(i)    ( )
        Rule 12g-4(a)(2)(ii)   ( )           Rule 12h-3(b)(2)(ii)   ( )
                                             Rule 15d-6             ( )

         Approximate number of holders of record as of the certification or
                               One
   notice date:   _________________________________________________________

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) FPA Medical Management Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date:       July 8, 1999                    By: James A. Lebovitz
        _________________________________      ___________________________


   Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.